                                                                  EXHIBIT 2.1
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                                SECOND AMENDMENT


                     DATED AS OF THE 9th DAY OF July, 1998


                                     TO THE


                          AGREEMENT AND PLAN OF MERGER


                     DATED AS OF THE 2nd DAY OF APRIL, 1998


                                 BY AND BETWEEN


                         ASTORIA FINANCIAL CORPORATION


                                      AND


                           LONG ISLAND BANCORP, INC.


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     Second Amendment, dated July 9, 1998, to the Agreement and Plan of Merger, dated April 2, 1998 (the "Merger Agreement") by and between Astoria Financial Corporation ("AFC") and Long Island Bancorp, Inc. ("LISB").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, AFC and LISB entered into the Merger Agreement, amended as of May 20, 1998; and

     WHEREAS, pursuant to Section 8.03 of the Merger Agreement, the parties thereto may from time to time amend or modify the Merger Agreement in accordance with the provisions of Section 8.03; and

     WHEREAS, the Board of Directors of AFC and LISB have by resolution approved and authorized this Second Amendment to the Merger Agreement.

     NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, AFC and LISB agree as follows:

     I. Unless otherwise expressly defined in this Second Amendment or the context otherwise requires, capitalized and other terms for which meanings are provided in the Merger Agreement shall have such meanings when used in this Second Amendment.

     II. Effective as of the date first written above, the Merger Agreement shall be and it hereby is amended as follows:

     1. Section 6.01(f) of the Merger Agreement is amended in its entirety to read as follows:

     (f) by LISB, if its board of directors so determines by a majority vote of members of its entire board, at any time during the five-day period commencing on the Valuation Date (the "Effective Termination Date"), that both of the following conditions are satisfied:

          (i) The AFC Market Value on the Valuation Date shall be less than an amount equal to $49.76, adjusted as indicated in the last sentence of this
     Section 6.01(f); and

          (ii) (A) the number (the "AFC Ratio") obtained by dividing the AFC Market Value on the Valuation Date by $60.31 shall be less than (B) the number obtained by dividing the Final Index Price by the Initial Index Price and subtracting .175 from the quotient in this clause (ii)(B) (the "Index Ratio");

subject, however, to the following three sentences. If LISB elects to exercise its termination right pursuant to this Section 6.01(f), it shall give prompt written notice thereof to AFC; provided, that such notice of election to terminate may be withdrawn at any time prior to the Effective Termination Date. During the five-day period
                                                          ---------------
commencing with its receipt of such notice, AFC shall have the option to increase the consideration to be received by the holders of LISB Common Stock hereunder, by adjusting the Exchange Ratio to equal the lesser of (x) a number equal to a fraction, the numerator of which is 1.15 multiplied by $49.76, adjusted as indicated in the last sentence of this Section 6.01(f), and the denominator of which is the AFC Market Value, and (y) a number equal to a fraction, the numerator of which is the Index Ratio multiplied by 1.15 and the denominator of which is the AFC Ratio. If AFC so elects it shall give, within such five day period, written notice to LISB of such election and the revised Exchange Ratio, whereupon no termination shall be deemed to have occurred pursuant to this Section 6.01(f) and this Agreement shall remain in full force and effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

          For purposes of this Section 6.01(f), the following terms shall have the meanings indicated below:

          "Final Index Price" means the sum of the numbers obtained by multiplying (i) the quotient obtained by dividing (a) the Final Price of each company comprising the Index Group by (b) the closing price of the common stock
of   such company comprising the Index Group, as such prices are reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded on the trading day immediately preceding the public announcement of this Agreement, by (ii) the applicable weighting.

          "Final Price," with respect to any company belonging to the Index Group, means the average of the daily closing sales prices of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the period of 30 trading days ending on the Valuation Date.

          "Index Group" means the 25 financial institution holding companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been an Acquisition Transaction (as defined in Section 6.03) involving such company publicly announced at any time during the period beginning on the date of this Agreement and ending on the Valuation Date. In the event that the common stock of any such company ceases to be publicly traded or an Acquisition proposal involving any such company is announced at any time during the period beginning on the date of this Agreement and ending on the Valuation Date, such company will be removed from the Index Group, and the weights attributed to the remaining companies will be adjusted proportionately for purposes of determining the Final Index Price and the Initial Index Price. The 25 financial institution holding companies and the weights attributed to them are as follows:

   Holding Company                 Weighting
   ------------------              ----------

   ALBANK Financial                   1.44%
   Bank United Corp.                  3.67%
   Bay View Capital                   0.93%
   Charter One Financial              9.45%
   Commercial Federal Corp.           2.67%
   Dime Bancorp, Inc.                 7.75%
   Downey Financial                   1.92%
   First Empire State                 7.15%
   Golden West Financial             12.18%
   GreenPoint Financial               6.96%
   Harris Financial                   2.02%
   MAF Bancorp                        1.31%
   North Fork Bancorp                 6.04%
   Northwest Bancorp                  1.76%
   People's Bank (MHC)                5.33%
   Peoples Heritage Financial         3.09%
   Queens County Bancorp              1.49%
   Roslyn Bancorp                     2.34%
   Sovereign Bancorp                  4.74%
   St. Paul Bancorp                   1.96%
   Staten Island Bancorp              2.06%
   TCF Financial                      7.02%
   TR Financial                       1.36%
   Washington Federal Inc.            3.25%
   Webster Financial                  2.11%


     "Initial Index Price" means 1.00.

     "AFC Market Value" shall mean the average of the mean between the closing high bid and low asked price of a share of AFC Common Stock, as reported on the Nasdaq Stock Market National Market System, for the 30 consecutive trading days immediately preceding the Valuation Date.

     "Valuation Date" means the day that is the latest of (i) the day of expiration of the last waiting period with respect to any of the required regulatory approvals, as defined in Section 5.01(b), (ii) the day on which the last of the requested required approvals, as defined in Section 5.01(b), is obtained and (iii) the day on which the last of the required stockholder approvals have been received.

     If AFC or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Valuation Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 6.01(f).

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Merger Agreement to be executed by their duly authorized officers as of the day and year first above written.

                              ASTORIA FINANCIAL CORPORATION


                              By: /s/ George L. Engelke, Jr.
                                  --------------------------
                               George L. Engelke, Jr.
                               Chairman, President and Chief Executive Officer



                              LONG ISLAND BANCORP, INC.


                              By:/s/ John J. Conefry, Jr.
                                 ------------------------
                               John J. Conefry, Jr.
                               Chairman and Chief Executive Officer


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